Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE
Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Announces 38th Annual Increase in Dividends

Richmond, VA • November 5, 2008 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has declared a quarterly dividend of forty-six cents ($0.46) per share on the common shares of the Company, payable February 9, 2009, to common shareholders of record at the close of business on January 12, 2009.

Mr. Freeman noted, “This is our 38th consecutive annual dividend increase, and we are proud of our record of delivering value to shareholders.” Universal has raised its common dividend every year since 1971.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2008, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2008.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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